Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2022 (except for the effects of the restatement described in Note 2 and the reverse recapitalization described in Note 20, as to which the date is August 22, 2022), relating to the consolidated financial statements of Dave, Inc. and Subsidiary as of December 31, 2021 and 2020, and for the years then ended, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2021 and 2020 consolidated financial statements), appearing in the Current Report on Form 8-K/A filed with the Securities and Exchange on August 22, 2022.

/s/ Moss Adams LLP

Los Angeles, California

January 31, 2023

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